Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 24, 2007, with respect to the consolidated financial statements of Billing Services Group Luxembourg S.a.r.l. included in the Registration Statement (Form S-3 No. 333-143631) and related Prospectus Supplement of Syniverse Holdings, Inc. covering 20,000,000 shares of its common stock.

/s/ Ernst & Young LLP

San Antonio, TX

October 22, 2007